Exhibit 4.27

EXECUTION VERSION

Dated 30 March 2020

AMTD INTERNATIONAL INC.

as Issuer

and

THE BANK OF NEW YORK MELLON, LONDON BRANCH

as Fiscal Agent, Issuing and Paying Agent and Calculation Agent

and

THE BANK OF NEW YORK MELLON SA/NV, LUXEMBOURG BRANCH

as Registrar and Transfer Agent

and

THE BANK OF NEW YORK MELLON, HONG KONG BRANCH

as CMU Lodging and Paying Agent, Registrar and Transfer Agent

FISCAL AGENCY AGREEMENT

relating to

AMTD International Inc.

U.S.$1,000,000,000

Medium Term Note Programme

arranged by

AMTD GLOBAL MARKETS LIMITED (尚乘环球市场有限公司) and The Bank of East Asia, Limited

Linklaters

11th Floor, Alexandra House

Chater Road

Hong Kong

Telephone (852) 2842 4888

Facsimile (852) 2810 8133/2810 1695

Ref L-292647

Table of Contents

Contents		Page
1	Interpretation	1

2	Appointment and Duties	6

3	Issue of Securities and Certificates	7

4	Payment	12

5	Repayment	16

6	Early Redemption and Exercise of Options	16

7	Cancellation, Destruction and Records	17

8	Coupon Sheets	19

9	Replacement Securities, Certificates, Receipts, Coupons and Talons	19

10	Additional Duties of the Transfer Agents	20

11	Additional Duties of the Registrar	20

12	Regulations Concerning Registered Securities	20

13	Documents, Forms and Financial Statements	20

14	Duties of Calculation Agent	22

15	Fees and Expenses	23

16	Indemnity	24

17	General	24

18	Changes in Agents	29

19	Determination of End of Distribution Compliance Period	30

20	Communications	31

21	Notices	32

22	Amendments	32

23	Governing Law and Jurisdiction	32

	Schedule 1 Part A Form of Temporary Global Security in relation to Notes	37

	Schedule 1 Part B Form of Permanent Global Security in relation to Notes	38

	Schedule 1 Part C Form of Global Certificate in relation to Notes	39

	Schedule 2 Part A Form of Bearer Security in relation to Notes	40

- i -

- ii -

This Fiscal Agency Agreement is made as of 30 March 2020 between:

(1)	AMTD INTERNATIONAL INC. (the “Issuer”);

(2)

THE BANK OF NEW YORK MELLON, LONDON BRANCH, a banking corporation organized and existing under the laws of the State of New York with limited liability and operating through its branch in London at One Canada Square, London E14 5AL, United Kingdom, as Fiscal Agent, Issuing and Paying Agent and Calculation Agent;

(3)	THE BANK OF NEW YORK MELLON SA/NV, LUXEMBOURG BRANCH as Registrar and Transfer Agent; and

(4)

THE BANK OF NEW YORK MELLON, HONG KONG BRANCH, a banking corporation organized and existing under the laws of the State of New York with limited liability and operating through its branch in Hong Kong at Level 26, Three Pacific Place, 1 Queen’s Road East, Hong Kong, as CMU Lodging and Paying Agent, Registrar and Transfer Agent.

The Issuer proposes to issue from time to time medium term notes (the “Notes”) and perpetual securities (the “Perpetual Securities”) pursuant to this Agreement (the Notes and the Perpetual Securities together, the “Securities”, which expression shall, if the context so admits, include the Global Securities (in temporary or permanent form) and Global Certificates to be initially delivered in respect of Securities) in an aggregate nominal amount outstanding at any one time not exceeding the Programme Limit (the “Programme”).

It is agreed as follows:

1	Interpretation

1.1	Definitions: In this Agreement:

“Agents” means the Fiscal Agent, the Issuing and Paying Agent, the Registrar, the other Paying Agents, the Transfer Agent, the Calculation Agent and the CMU Lodging and Paying Agent or any of them and shall include such other Agent or Agents as may be appointed from time to time hereunder and, except in Clause 18, references to Agents are to them acting solely through their specified offices;

“Applicable Law” means any law or regulation;

“Authority” means any competent regulatory, prosecuting, Tax or governmental authority in any jurisdiction;

“Business Day” means (i) in respect of Securities other than CMU Securities, a day other than a Saturday or Sunday on which Euroclear and Clearstream, Luxembourg are operating and (ii) in respect of CMU Securities, a day other than a Saturday or Sunday on which the CMU Service is operating and (iii) a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets are open for general business in the city of the Paying Agent’s specified office and (iv) (if a payment is to be made on that day) a day on which commercial banks and foreign exchange markets are open for general business in the principal financial centre for the currency of the payment (other than in the case of euro or Renminbi) or, in the case of euro, a day on which the TARGET System is operating or, in the case of Renminbi, a day (other than a Saturday, Sunday or public holiday) on which commercial banks in Hong Kong are generally open for business and settle Renminbi payments in Hong Kong;

“Calculation Agent” means such party as may be appointed hereunder from time to time either generally hereunder or in relation to a specific issue or Series of Securities);

“Certificate” means a registered certificate representing one or more Registered Securities of the same Series and, save as provided in the Conditions, comprising the entire holding by a Securityholder of his Registered Securities of that Series and, save in the case of Global Certificates, being substantially in the form set out in Schedule 2 (in respect of Notes) or Schedule 4 (in respect of Perpetual Securities);

“Clearstream, Luxembourg” means Clearstream Banking S.A.;

“CMU Instrument Position Report” shall have the meaning specified in the CMU Rules;

“CMU Lodging and Paying Agent” means The Bank of New York Mellon, Hong Kong Branch as CMU Lodging and Paying Agent hereunder (or such other CMU Lodging and Paying Agent as may be appointed from time to time hereunder);

“CMU Manual” means the reference manual relating to the operation of the CMU Service issued by the HKMA to CMU Members, as amended from time to time;

“CMU Member” means any member of the CMU Service;

“CMU Securities” means any Securities lodged with the CMU Service;

“CMU Rules” means all requirements of the CMU Service for the time being applicable to a CMU Member and includes (a) all the obligations for the time being applicable to a CMU Member under or by virtue of its membership agreement with the CMU Service and the CMU Manual; (b) all the operating procedures as set out in the CMU Manual for the time being in force in so far as such procedures are applicable to a CMU Member; and (c) any directions for the time being in force and applicable to a CMU Member given by the HKMA through any operational circulars or pursuant to any provision of its membership agreement with the HKMA or the CMU Manual;

“CMU Service” means the Central Moneymarkets Unit Service operated by the HKMA;

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Common Depositary” means, in relation to a Series of the Securities, a depositary common to Euroclear and Clearstream, Luxembourg;

“Conditions” means:

(i)

in respect of the Notes of each Series the terms and conditions applicable thereto which shall be substantially in the form set out in Schedule 2 as modified, with respect to any Notes represented by a Global Certificate or a Global Security, by the provisions of such Global Certificate or Global Security, shall incorporate any additional provisions forming part of such terms and conditions set out in the Pricing Supplement(s) relating to the Notes of that Series and shall be endorsed on the Definitive Securities subject to amendment and completion as referred to in the first paragraph of Schedule 2 Part C and any reference to a particularly numbered Condition shall be construed accordingly;

(ii)

in respect of the Perpetual Securities of each Series the terms and conditions applicable thereto which shall be substantially in the form set out in Schedule 4 as modified, with respect to any Perpetual Securities represented by a Global Certificate or a Global Security, by the provisions of such Global Certificate or Global Security, shall incorporate any additional provisions forming part of such terms and conditions set out in the Pricing Supplement(s) relating to the Perpetual Securities of that Series and shall be endorsed on the Definitive Securities subject to amendment and completion as referred to in the first paragraph of Schedule 4 Part C and any reference to a particularly numbered Condition shall be construed accordingly;

“Dealer” has the meaning given to it in the Dealer Agreement;

“Dealer Agreement” means the Dealer Agreement relating to the Programme dated 30 March 2020 between the Issuer and the arrangers and dealers named in it;

“Definitive Security” means a Bearer Security in definitive form substantially in the form set out in Schedule 2 (in respect of Notes) or Schedule 4 (in respect of Perpetual Securities) and having, where appropriate, Coupons and/or a Talon and/or Receipt(s) attached thereto on issue and, unless the context requires otherwise, means a Certificate (other than a Global Certificate);

“Distribution Compliance Period” has the meaning given to that term in Regulation S under the Securities Act;

“Enforcement Event” means an event described in Condition 10 of the Perpetual Securities;

“Euroclear” means Euroclear Bank SA/NV;

“Exercise Notice” has the meaning given to it in the Conditions of the Notes and, in the case of a Noteholders’ redemption option, shall be substantially in the form set out in Schedule 6;

“Extraordinary Resolution” has the meaning set out in Schedule 5;

“FATCA Withholding” means any withholding or deduction required pursuant to an agreement described in section 1471(b) of the Code, or otherwise imposed pursuant to sections 1471 through 1474 of the Code, any regulations or agreements thereunder, any official interpretations thereof, or any law implementing an intergovernmental approach thereto;

“Fiscal Agent” means The Bank of New York Mellon, London Branch as Fiscal Agent hereunder (or such other Fiscal Agent as may be appointed from time to time hereunder). For the purposes of this Agreement, all references to the Fiscal Agent shall, with respect to a Series of Securities to be held in the CMU Service, be deemed to be a reference to the CMU Lodging and Paying Agent and, unless the context requires otherwise, all such references shall be construed accordingly;

“Global Certificate” means a Certificate substantially in the form set out in Schedule 1 (in respect of Notes) or Schedule 3 (in respect of Perpetual Securities) representing Registered Securities of one or more Tranches of the same Series that are registered in the name of (i) a nominee for Euroclear and/or Clearstream, Luxembourg; (ii) the HKMA, as operator of the CMU Service; and/or (iii) any other clearing system;

“Global Security” means a temporary Global Security or, as the context may require, a permanent Global Security;

“HKMA” means the Monetary Authority appointed pursuant to Section 5A of the Exchange Fund Ordinance (Cap. 66) of Hong Kong or its successors;

“Issue Date” means, in relation to any Tranche, the date on which the Securities of that Tranche have been issued or, if not yet issued, the date agreed for their issue between the Issuer and the Relevant Dealer(s);

“Noteholder” has the meaning given to it in the Conditions of the Notes;

“outstanding” means, in relation to the Securities of any Series, all the Securities issued other than (a) those that have been redeemed in accordance with the relevant Conditions, (b) those in respect of which the date for redemption in accordance with the relevant Conditions has occurred and the redemption moneys (including all interest or distribution, Arrears of Distribution or Additional Distribution Amounts (if any)) accrued on such Securities to the date for such redemption and any interest payable after such date) have been duly paid to the Fiscal Agent as provided in this Agreement and remain available for payment against presentation and surrender of Securities, Certificates, Receipts and/or Coupons, as the case may be, (c) those which have become void or in respect of which claims have become prescribed, (d) those which have been purchased and cancelled as provided in the relevant Conditions, (e) those mutilated or defaced Bearer Securities that have been surrendered in exchange for replacement Securities, (f) (for the purpose only of determining how many Securities are outstanding and without prejudice to their status for any other purpose) those Bearer Securities alleged to have been lost, stolen or destroyed and in respect of which replacement Securities have been issued, and (g) any temporary Global Security to the extent that it shall have been exchanged for a permanent Global Security and any Global Security to the extent that it shall have been exchanged for one or more Definitive Securities in either case pursuant to its provisions; provided that, for the purposes of (i) ascertaining the right to attend and vote at any meeting of Securityholders and (ii) the determination of how many Securities are outstanding for the purposes of Conditions 10 and 11 of the Notes and Conditions 10 and 11 of the Perpetual Securities and Schedule 5, those Securities that are beneficially held by, or are held on behalf of, the Issuer or any of its Subsidiaries and not cancelled shall (unless and until ceasing to be so held) be deemed not to be outstanding;

“Partly Paid Security” means a Security in relation to which the initial subscription moneys are payable to the Issuer in two or more instalments;

“Paying Agents” means the Fiscal Agent, the CMU Lodging and Paying Agent and the Issuing and Paying Agent referred to above and such further or other Paying Agent or Agents as may be appointed from time to time hereunder;

“permanent Global Security” means a Global Security representing Bearer Securities of one or more Tranches of the same Series, either on issue or upon exchange of a temporary Global Security, or part of it, and which shall be substantially in the form set out in Schedule 1 Part B (in respect of Notes) or Schedule 3 Part B (in respect of Perpetual Securities);

“Pricing Supplement” means, in relation to a Tranche, the Pricing Supplement issued specifying the relevant issue details of such Tranche, substantially in the form of Schedule C (in respect of Notes) or Schedule D (in respect of Perpetual Securities) to the Dealer Agreement;

“Procedures Memorandum” means the dealer confirmation, issuer confirmation and notice details relating to the settlement of issues of Securities as shall be agreed upon from time to time by the Issuer, the Dealers, the Registrar, the CMU Lodging and Paying Agent and the Fiscal Agent and which, at the date of this Agreement, are set out in Schedule A to the Dealer Agreement;

“Programme Limit” means the maximum aggregate nominal amount of Securities that may be issued and outstanding at any time under the Programme, as such limit may be increased pursuant to the Dealer Agreement and notified to the Agents;

“Purchase Information” means, in relation to any Tranche that is not a Syndicated Issue, the terms of such Securities and of their issue agreed between the Issuer and the Relevant Dealer pursuant to the Procedures Memorandum;

“Register” means the register referred to in Clause 11;

“Registrar” means The Bank of New York Mellon SA/NV, Luxembourg Branch as Registrar hereunder in relation to Securities that are intended to be cleared through Euroclear or Clearstream, Luxembourg, or The Bank of New York Mellon, Hong Kong Branch in relation to Securities that are intended to be cleared through the CMU Service (or such other Registrar as may be appointed hereunder either generally or in relation to a specific Series of Securities);

“Regulations” means the regulations referred to in Clause 12;

“Regulation S” means Regulation S under the Securities Act;

“Securities Redemption Amount” means (a) in respect of the Notes, the Final Redemption Amount, Early Redemption Amount, Early Redemption Amount (Change of Control) or Optional Redemption Amount, and (b) in the case of the Perpetual Securities, the Early Redemption Amounts or the Optional Redemption Amounts, as the case may be, all as defined in the relevant Conditions;

“Series” means a series of Securities, either issued on the same date or in more than one Tranche on different dates, that (except in respect of the first payment of interest or distribution (as the case may be) and their issue price) have identical terms and are expressed to have the same series number;

“specified office” means each of the offices of the Agents specified herein and shall include such other office or offices as may be specified from time to time hereunder;

“Subscription Agreement” means an agreement between the Issuer and two or more Dealers made pursuant to Clause 2.2 of the Dealer Agreement;

“Syndicated Issue” means an issue of Securities pursuant to Clause 2.2 of the Dealer Agreement;

“Tax” means any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of any Authority having power to tax;

“temporary Global Security” means a Global Security representing Bearer Securities on issue and which shall be substantially in the form set out in Schedule 1 Part A (in respect of Notes) or Schedule 3 Part A (in respect of Perpetual Securities);

“Tranche” means, in relation to a Series, those Securities of that Series that are issued on the same date; and

“Transfer Agent” means The Bank of New York Mellon SA/NV, Luxembourg Branch as Registrar hereunder in relation to Securities that are intended to be cleared through Euroclear or Clearstream, Luxembourg, or The Bank of New York Mellon, Hong Kong Branch in relation to Securities that are intended to be cleared through the CMU Service and such further or other Transfer Agent or Agents as may be appointed from time to time hereunder either generally or in relation to a specific Series of Securities.

1.2	Construction of Certain References: References to:

1.2.1	“US dollars” and “U.S.$” are to the lawful currency for the time being of the United States of America. “Renminbi” is to the lawful currency for the time being of the People’s Republic of China.

1.2.2	other capitalised terms not defined in this Agreement are to those terms as defined in the Conditions;

1.2.3

(in respect of the Notes) principal and interest shall be construed in accordance with Condition 8 of the Notes and (in respect of the Perpetual Securities) principal, distribution Arrears of Distribution and Additional Distribution Amounts shall be construed in accordance with Condition 5 of the Perpetual Securities; and

1.2.4	costs, charges, remuneration or expenses include any value added, turnover or similar tax charged in respect thereof.

1.3	Headings: Headings shall be ignored in construing this Agreement.

1.4

Contracts: References in this Agreement to this Agreement or any other document are to this Agreement or those documents as amended, supplemented or replaced from time to time in relation to the Programme and include any document which amends, supplements or replaces them.

1.5	Schedules: The Schedules are part of this Agreement and have effect accordingly.

1.6

Alternative Clearing System: References in this Agreement to Euroclear, Clearstream, Luxembourg and/or the CMU Service shall, wherever the context so permits, be deemed to include reference to any additional or alternative clearing system approved by the Issuer, the Registrar and the Fiscal Agent.

1.7	Contracts (Rights of Third Parties) Act 1999: A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

2	Appointment and Duties

2.1

Fiscal Agent and Registrar: The Issuer appoints The Bank of New York Mellon, London Branch at its specified office as Fiscal Agent in respect of each Series of Securities to be cleared through Euroclear or Clearstream, Luxembourg, The Bank of New York Mellon SA/NV, Luxembourg Branch at its specified office in Luxembourg as Registrar in respect of each Series of Registered Securities to be cleared through Euroclear or Clearstream, Luxembourg and The Bank of New York Mellon, Hong Kong Branch at its specified office in Hong Kong as Registrar in respect of each Series of Registered Securities to be cleared through the CMU Service.

2.2

Paying Agents and Transfer Agents: The Issuer appoints The Bank of New York Mellon, London Branch at its specified office as Issuing and Paying Agent in respect of each Series of Bearer Securities, The Bank of New York Mellon SA/NV, Luxembourg Branch as Transfer Agent in respect of each Series of Registered Securities to be cleared through Euroclear or Clearstream, Luxembourg and The Bank of New York Mellon, Hong Kong Branch at its specified office as Transfer Agent in respect of each Series of Registered Securities to be cleared through the CMU Service, unless the Pricing Supplement relating to a Series of Securities lists the Agents appointed in respect of that Series, in which case, only those persons acting through their specified offices shall be appointed in respect of that Series.

2.3

Calculation Agent: Subject to the terms of the Pricing Supplement and as agreed between the Issuer and The Bank of New York Mellon, London Branch, The Bank of New York Mellon, London Branch shall be treated as having agreed to act as Calculation Agent in respect of any Series of Securities if it shall have received the Purchase Information (in draft or final form) naming it as Calculation Agent no later than the Trade Date for the issue of such Series of Securities or, if earlier, the first date on which it is required to make any calculation or determination and shall not have notified the Issuer that it does not wish to be so appointed within two (2) Business Days of such receipt.

2.4

CMU Lodging and Paying Agent: The Issuer appoints The Bank of New York Mellon, Hong Kong Branch at its specified office as CMU Lodging and Paying Agent in respect of each Series of Securities to be cleared through the CMU Service.

The CMU Lodging and Paying Agent confirms that it is a member of the CMU Service pursuant to a CMU Membership Agreement dated 9 November 1995 between the CMU Lodging and Paying Agent and the CMU Service, and is aware of and in compliance with the terms of the CMU Rules.

2.5

Agents’ Duties: The obligations of the Agents are several and not joint. Each Agent shall be obliged to perform only such duties as are specifically set out in this Agreement, the Conditions and the Procedures Memorandum. No implied duties or obligations shall be read into any such documents. No Agent shall be obliged to perform additional duties set out in any Pricing Supplement and thereby incorporated into the Conditions unless it shall have previously agreed to perform such duties. If the Conditions are amended on or after a date on which any Agent accepts any appointment in a way that affects the duties expressed to be performed by such Agent, it shall not be obliged to perform such duties as so amended unless it has first approved the relevant amendment. No Agent shall be under any obligation to take any action under this Agreement that it expects, and has so notified the Issuer in writing, will result in any expense to or liability of such Agent, the payment of which is not, in its opinion, assured to it within a reasonable time.

3	Issue of Securities and Certificates

3.1

Preconditions to Issue: The Issuer shall not agree to any Issue Date unless it is a Business Day. Before issuing any Securities (where the Conditions of the relevant Securities require a Calculation Agent), the Issuer shall appoint a Calculation Agent. Before issuing any Partly Paid Securities or any Securities that are intended to be cleared through a clearing system other than Euroclear, Clearstream, Luxembourg or the CMU Service, the Issuer shall inform the Fiscal Agent of its wish to issue such Securities and shall agree with the Fiscal Agent (i) the procedure for the acceptance of further instalments of the subscription moneys, in the case of Partly Paid Securities, or (ii) the procedure for issuing such Securities, in the case of Securities that are to be cleared through such other clearing system, which agreement shall cover the time, date and place for the delivery of the relevant Global Security or Global Certificate by the Fiscal Agent, whether such delivery is to be free of payment or against payment, an appropriate method for determining non-U.S. beneficial ownership of Securities in accordance with applicable U.S. law and the method by which the Fiscal Agent is to receive any payment, and hold any moneys, on behalf of the Issuer.

3.2

Notification: Not later than the time specified in the Procedures Memorandum, the Issuer shall in respect of each Tranche notify and/or confirm to the relevant Agents by tested fax, electronic communication or in writing all such information as the relevant Agents may require for it to carry out its functions as contemplated by this Clause. The Issuer shall advise the relevant Agents of any issue of Securities by no later than 2:00 p.m. (Hong Kong time) five Business Days before the Issue Date.

3.3

Issue of Certificates and Global Securities: Upon receipt by the Fiscal Agent of the information enabling it, and instructions, to do so, the Fiscal Agent shall (i) in the case of Bearer Securities to be cleared through Euroclear and/or Clearstream, Luxembourg, complete a temporary or, as the case may be, permanent Global Security in an aggregate nominal amount equal to that of the Tranche to be issued or (ii) in the case of Bearer Securities to be cleared through the CMU Service, notify the CMU Lodging and Paying Agent of all relevant information and prepare a temporary or, as the case may be, permanent Global Security in an aggregate nominal amount equal to that of the Tranche to be issued and deliver the same to or to the order of the CMU Lodging and Paying Agent or (iii) in the case of Registered Securities, notify the Registrar of all relevant information, whereupon the Registrar shall complete one or more Certificates in an aggregate nominal amount equal to that of the Tranche to be issued, (unless the Fiscal Agent is to do so in its capacity as, or as agent for, the Registrar) authenticate each Certificate (or cause its agent on its behalf to do so) and deliver them to the Fiscal Agent or, in the case of Registered Securities to be cleared through the CMU Service, the CMU Lodging and Paying Agent not later than the time specified by the Fiscal Agent (which shall be no earlier than one Business Day after receipt by the Registrar of such instructions). The Fiscal Agent shall ensure that the Securities of each Tranche are assigned, as applicable, security numbers (including, but not limited, to common codes, CMU Instrument numbers and ISINs) which are different from the security numbers assigned to the Securities of any other Tranche of the same Series until at least expiry of the Distribution Compliance Period (if applicable) in respect of the Tranche, which shall be determined by the Issuing and Paying Agent in accordance with Clause 19 below.

3.4

Delivery of Certificates and Global Securities other than those cleared through the CMU Service: Immediately before the issue of any Global Security (other than Global Securities to be cleared through the CMU Service), the Fiscal Agent (or its agent on its behalf) shall authenticate it. Following authentication of any Global Security (other than Global Securities to be cleared through the CMU Service) or receipt of any Certificate, the Fiscal Agent shall (in the case of any unauthenticated Certificate, after first authenticating it as, or as agent for, the Registrar) deliver it:

3.4.1

in the case of a Tranche (other than for a Syndicated Issue) intended to be cleared through a clearing system other than the CMU Service, on the Business Day immediately preceding its Issue Date to the Common Depositary or to such clearing system or other depositary for a clearing system as shall have been agreed between the Issuer and the Fiscal Agent, together with instructions to the clearing systems to whom (or to whose depositary) such Global Security or Global Certificate has been delivered to credit the underlying Securities represented by such Global Security or Global Certificate to the securities account(s) at such clearing systems that have been notified to the Fiscal Agent by the Issuer on a delivery against payment basis or, if notified to the Fiscal Agent by the Issuer, on a delivery free of payment basis; or

3.4.2

in the case of a Syndicated Issue, on the Issue Date at or about the time specified in the relevant Subscription Agreement to, or to the order of, the Lead Manager at such place in Hong Kong as shall be specified in the relevant Subscription Agreement (or such other time, date and/or place as may have been agreed between the Issuer and the Fiscal Agent) against the delivery to the Fiscal Agent of evidence that instructions for payment of the subscription moneys due to the Issuer have been made, such evidence to be in the form set out in such Subscription Agreement; or

3.4.3	otherwise, at such time, on such date, to such person and in such place as may have been agreed between the Issuer and the Fiscal Agent.

The Fiscal Agent shall immediately notify the Registrar if for any reason a Certificate is not delivered in accordance with the Issuer’s instructions. Failing any such notification, the Registrar shall cause an appropriate entry to be made in the Register to reflect the issue of the Securities to the person(s) whose name and address appears on each such Certificate on the Issue Date.

3.5

Delivery of Certificates and Global Securities cleared through the CMU Service: Immediately before the issue of any Global Security to be cleared through the CMU Service, the CMU Lodging and Paying Agent (or its agent on its behalf) shall authenticate it. Following authentication of any Global Security or receipt of any Global Certificate to be cleared through the CMU Service, the CMU Lodging and Paying Agent shall (in the case of any unauthenticated Global Security or Global Certificate, after first authenticating it as, or as agent for, the Registrar) deliver it:

3.5.1

in the case of a Tranche (other than for a Syndicated Issue), on the Business Day immediately preceding its Issue Date to a sub-custodian for the CMU Service as shall have been appointed by the CMU Service, together with instructions to the CMU Service to credit the underlying Securities represented by such Global Security or Global Certificate to the securities account(s) at the CMU Service as have been notified to the CMU Lodging and Paying Agent by the Relevant Dealer on a delivery against payment basis or, if notified to the CMU Lodging and Paying Agent by the Issuer, on a delivery free of payment basis; or

3.5.2

in the case of a Syndicated Issue, on the Issue Date at or about the time specified in the relevant Subscription Agreement to, or to the order of, the Lead Manager at such place in Hong Kong as shall be specified in the relevant Subscription Agreement (or such other time, date and/or place as may have been agreed between the Issuer and the CMU Lodging and Paying Agent) against delivery to the CMU Lodging and Paying Agent of evidence that payment of the subscription monies due has been made to the Issuer, such evidence to be in the form set out in such Subscription Agreement; or

3.5.3	otherwise, at such time, on such date, to such person and in such place as may have been agreed between the Issuer and the CMU Lodging and Paying Agent.

3.6

Clearing Systems other than the CMU Service: In delivering any Global Security or Global Certificate in accordance with Clause 3.4.1, the Fiscal Agent shall give instructions to the relevant clearing system to hold the Securities represented by it to the order of the Fiscal Agent pending transfer to the securities account(s) referred to in Clause 3.4.1. Upon payment for any such Securities being made to the Fiscal Agent, it shall transfer such payment to the account of the Issuer notified to it by the Issuer. For so long as any such Security continues to be held to the order of the Fiscal Agent, the Fiscal Agent shall hold such Security to the order of the Issuer.

3.7

The CMU Service: In delivering any Global Security or Global Certificate in accordance with Clause 3.5.1, the CMU Lodging and Paying Agent shall give instructions to the CMU Service to hold the Securities represented by it to the order of the CMU Lodging and Paying Agent pending transfer to the securities account(s) referred to in Clause 3.5.1. Upon payment for any such Securities being made to the CMU Lodging and Paying Agent, it shall transfer such payment to the account of the Issuer notified to it by the Issuer. For so long as any such Security continues to be held to the order of the CMU Lodging and Paying Agent, the CMU Lodging and Paying Agent shall hold such Security to the order of the Issuer.

3.8

Advance Payment: If the Fiscal Agent or the CMU Lodging and Paying Agent pays an amount (the “Advance”) to the Issuer or any other person on the basis that a payment (the “Payment”) has been, or will be, received from a Dealer, the Issuer or any person and if the Payment has not been, or is not, received by the Fiscal Agent or the CMU Lodging and Paying Agent on the date the Fiscal Agent or the CMU Lodging and Paying Agent pays the Issuer or any other person, the Issuer shall, on demand, reimburse the Fiscal Agent or the CMU Lodging and Paying Agent the Advance and pay interest to the Fiscal Agent or the CMU Lodging and Paying Agent on the outstanding amount of the Advance from the date on which it is paid out to the date of reimbursement at the rate per annum equal to the cost to the Fiscal Agent or the CMU Lodging and Paying Agent of funding such amount, as certified by the Fiscal Agent or the CMU Lodging and Paying Agent. Such Interest shall be compounded daily. For the avoidance of doubt, nothing in this Clause 3.8 obliges the Fiscal Agent or the CMU Lodging and Paying Agent to pay any amount to any person in any circumstances where such Agent has not been put in cleared funds for the full amount of such payment.

3.9	Exchange for Permanent Global Securities and Definitive Securities:

3.9.1

On and after the due date for exchange of any temporary Global Security which is exchangeable for a permanent Global Security, the Fiscal Agent or, in the case of Securities cleared through the CMU Service, the CMU Lodging and Paying Agent shall, on presentation to it or to its order of the temporary Global Security, complete a permanent Global Security, authenticate it (or cause its agent on its behalf to do so) and procure the exchange of interests in such temporary Global Security for interests in an equal nominal amount of such permanent Global Security in accordance with such temporary Global Security. If a temporary Global Security is not to be exchanged in full, the Fiscal Agent, or in the case of Securities cleared through the CMU Service, the CMU Lodging and Paying Agent, shall, endorse, or procure the endorsement of, a memorandum of the principal amount of such temporary Global Security exchanged in the appropriate schedule to the temporary Global Security and shall return the temporary Global Security to the bearer. On exchange in full of a temporary Global Security the Fiscal Agent, or in the case of Securities cleared through the CMU Service, the CMU Lodging and Paying Agent shall cancel it. In the case of Securities cleared through the CMU Service only, on and after the due date for exchange of any temporary Global Security, the CMU Lodging and Paying Agent shall use its reasonable endeavours to arrange for the sub-custodian of the CMU Service to present the temporary Global Security and the permanent Global Security in respect of the Securities to it or its order for the purposes of effecting such exchange. For so long as the temporary Global Security is lodged with the CMU Service, the records of the CMU Service shall be conclusive evidence of the identity of the persons to whose accounts interests in the temporary Global Security are credited and the principal amount(s) of the interest(s) and of the series of Securities represented by the temporary Global Security. Save in the case of manifest error, the CMU Lodging and Paying Agent shall be entitled to rely on any CMU Instrument Position Report (as defined in the CMU Rules) or any other statement by the CMU Service of the identities and interests of persons credited with interests in the temporary Global Security. No person shall be entitled to receive any payment on the temporary Global Security unless (i) the exchange of the temporary Global Security for the relevant interest in the permanent Global Security is improperly withheld or refused by or on behalf of the Issuer or (ii) the sole reason for delay in exchange of the temporary Global Security is the refusal of the CMU Service to permit exchange of the temporary Global Security in part.

3.9.2

On or after the due date for exchange of any Global Security which is exchangeable for Definitive Securities, the Fiscal Agent or, in the case of Securities cleared through the CMU Service, the CMU Lodging and Paying Agent shall, on presentation to it or to its order of the Global Security, procure the exchange of interests in such Global Security for Definitive Securities (if applicable, having attached Coupons and/or a Talon and/or Receipts other than any that mature on or before the relevant date for exchange) in a nominal amount equal to that portion of such Global Security submitted for exchange in accordance with such Global Security. On exchange in full of any Global Security the Fiscal Agent or, in the case of Securities cleared through the CMU Service, the CMU Lodging and Paying Agent shall cancel it and, if so requested by the bearer, return it to the bearer.

3.10	Transfer of Interests in Global Certificates for Definitive Certificates:

3.10.1

In the event that Euroclear or Clearstream, Luxembourg, the CMU Service or such other clearing system, as the case may be, is closed for business for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announces an intention permanently to cease business or does in fact do so or upon the other circumstances set out in the Global Certificate, the Issuer will cause sufficient definitive Registered Securities in the form of Certificates to be executed and delivered to the Registrar and authenticated by the Registrar for despatch to Securityholders in accordance with the Conditions, this Clause 3.10 and Schedule 2 to this Agreement.

3.10.2

The person having an interest in a Global Certificate will provide the Registrar with a written order containing instructions and such other information as the Issuer and the Registrar may require to complete, execute and deliver Certificates representing its ownership of Registered Securities.

3.10.3

Upon receipt of the documents referred to in Clause 3.10.2, the Registrar shall arrange for the execution and delivery at the Registrar’s office to, or upon the order of, the person or persons named in such order of Certificates representing such Registered Securities registered in the name or names requested by such person or persons and shall alter the entries in the Register in respect of the relevant Global Certificate(s) accordingly.

3.11

Signing of Securities, Certificates, Receipts, Coupons and Talons: The Securities, Certificates, Receipts, Coupons and Talons shall be signed manually or in facsimile on behalf of the Issuer by a duly authorised signatory of the Issuer. The Issuer shall promptly notify the Fiscal Agent and, in the case of Securities cleared through the CMU Service, the CMU Lodging and Paying Agent of any change in the names of the person or persons whose signature is to be used on any Security or Certificate and shall if necessary provide new master Global Securities and Certificates reflecting such changes. The Issuer may however adopt and use the signature of any person who at the date of signing a Security, Certificate, Receipt, Coupon or Talon is a duly authorised signatory of the Issuer even if, before the Security, Certificate, Receipt, Coupon or Talon is issued, he ceases for whatever reason to hold such office and the Securities, Certificates, Receipts, Coupons or Talons issued in such circumstances shall nevertheless be (or, in the case of Certificates, represent) valid and binding obligations of the Issuer. Definitive Securities, Receipts, Coupons and Talons shall be security printed, and Certificates shall be printed, in accordance with all applicable stock exchange requirements.

3.12

Details of Securities and Certificates Delivered: As soon as practicable after delivering any Global Security, Global Certificate or Definitive Security, the Fiscal Agent or the CMU Lodging and Paying Agent or the Registrar, as the case may be, shall supply to the Issuer and the other Agents all relevant details of the Securities or Certificates delivered, in such format as it shall from time to time agree with the Issuer.

3.13

Cancellation: If any Security in respect of which information has been supplied under Clause 3.2 is not to be issued on a given Issue Date, the Issuer shall immediately (and, in any event, prior to the Issue Date) notify the Fiscal Agent and (i) in the case of Securities cleared through the CMU Service, the CMU Lodging and Paying Agent and (ii) in the case of Registered Securities, the Registrar. Upon receipt of such notice, none of the Fiscal Agent, the CMU Lodging and Paying Agent nor the Registrar shall thereafter issue or release the relevant Security(ies) or Certificate(s) but shall cancel and, unless otherwise instructed by the Issuer, destroy them and shall not make any entry in the Register in respect of them.

3.14

Outstanding Amount: The Fiscal Agent shall as soon as reasonably practicable, upon request from the Issuer or any Dealer, inform such person of the aggregate nominal amount of Securities, or Securities of any particular Series, then outstanding at the time of such request.

3.15

Procedures Memorandum: The Issuer shall furnish a copy of the Procedures Memorandum from time to time in effect to the Fiscal Agent, the CMU Lodging and Paying Agent and the Registrar. The parties agree that all issues of Securities (other than Syndicated Issues) shall be made in accordance with the Procedures Memorandum unless the Issuer, the Relevant Dealer(s) and the Fiscal Agent and (i) in the case of Securities cleared through the CMU Service, the CMU Lodging and Paying Agent and (ii) in the case of Registered Securities, the Registrar agree otherwise in respect of any issue. The Procedures Memorandum may only be amended with the consent of the Fiscal Agent, the CMU Lodging and Paying Agent and the Registrar.

4	Payment

4.1	Payment to the Fiscal Agent: The Issuer shall:

4.1.1

in the case of any payment in Renminbi, Hong Kong dollars or U.S. dollars in respect of any Securities cleared through the CMU Service, which shall be made through the real time gross settlement system in Hong Kong, by no later than 10:00 a.m. (Hong Kong time) on the Business day prior to each date on which any payment in respect of such Securities becomes due; and

4.1.2

in the case of any other payment not otherwise covered by Clause 4.1.1 above, by no later than 5:00 p.m. (Hong Kong time) (in respect of U.S. dollars and European currencies) one Business Day and 5:00 p.m. (Hong Kong time) (in respect of Asian currencies) two Business Days, prior to each date on which any payment in respect of the Securities becomes due, transfer to the Fiscal Agent such amount as may be required for the purposes of such payment. In this Clause, the date on which a payment in respect of the Securities becomes due means the first date on which the holder of a Security, Receipt or Coupon could claim the relevant payment by transfer to an account under the Conditions, but disregarding the necessity for it to be a business day in any particular place of presentation.

4.2

Pre-advice of Payment: The Issuer shall procure that the bank through which the payment to the Fiscal Agent required by Clause 4.1 is to be made shall irrevocably confirm to the Fiscal Agent by fax or authenticated SWIFT message no later than 3:00 p.m. (Hong Kong time) on the (in respect of U.S. dollars and other European currencies) second Business Day and (in respect of other Asian currencies) the third Business Day before the due date for any such payment that it will make such payment.

4.3

Notification of Failure to Pre-advise Payment: The Fiscal Agent shall forthwith notify by fax each of the other Agents and the Issuer if it has not received the confirmation referred to in Clause 4.2 by the time specified for its receipt, unless it is satisfied that it will receive the amount referred to in Clause 4.1.

4.4

Payment by Agents: Unless they receive a notification from the Fiscal Agent under Clause 4.3 and subject as provided in Clause 4.9, (i) the Paying Agent, in the case of Bearer Securities not cleared through the CMU Service, (ii) the CMU Lodging and Paying Agent, in the case of Securities cleared through the CMU Service, and (iii) the Fiscal Agent, in respect of Registered Securities, shall, subject to and in accordance with the Conditions, pay or cause to be paid on behalf of the Issuer on and after each due date therefor the amounts due in respect of the Securities, Receipts and Coupons and shall be entitled to claim any amounts so paid from the Fiscal Agent (where applicable). The Agents shall not be bound to make payment until satisfied that full payment has been received by such Agent from the Issuer. In addition, the Agents shall be entitled to make payments net of any taxes or other sums required by any applicable law to be withheld or deducted.

4.5	Payments on Global Security or Global Certificate:

4.5.1	For so long as a Global Security or a Global Certificate is lodged with the CMU:

(i)

the CMU Lodging and Paying Agent shall pay any amounts of principal and interest or distribution, as applicable, due on a Global Security or a Global Certificate to the person(s) notified by the CMU Service to the CMU Lodging and Paying Agent as being the person(s) for whose account(s) interest(s) in that Global Security or Global Certificate is credited and the CMU Lodging and Paying Agent shall not endorse that Global Security or Global Certificate; and

(ii)

the records of the CMU Service (in the absence of manifest error) shall be conclusive evidence of the identity of the persons to whose accounts interests in that Global Security or Global Certificate are credited and the principal amount(s) of the interest(s) and of the Tranche of Securities represented by that Global Security or Global Certificate. Save in the case of manifest error, the CMU Lodging and Paying Agent shall be entitled to rely on any CMU Instrument Position Report (as defined in the CMU Rules) or any other statement by the CMU Service of the identities and interests of persons credited with interests in that Global Security or Global Certificate.

4.5.2

If, and for so long as, a Global Security or Global Certificate is not lodged with the CMU Service, the Fiscal Agent and the other Paying Agents shall make all payments in respect of that Global Security or Global Certificate against presentation (and, in the case of its redemption in full, surrender) of that Global Security or Global Certificate and (unless that Global Security or Global Certificate is surrendered) shall on behalf of the Issuer endorse, or procure the endorsement of, a memorandum of each such payment in the relevant schedule to that Global Security or Global Certificate and return it, or cause it to be returned, to its bearer or holder.

4.6	Endorsement:

4.6.1

If a Global Security is not lodged with the CMU Service the gross amount of interest or distribution, as applicable, and the actual date of payment of interest or distribution, as applicable, in respect of each Interest Period or Distribution Period, as applicable, in respect of that Global Security, when presented to the Fiscal Agent (in the case of Bearer Securities) and the Registrar (in the case of Registered Securities) or the relevant Paying Agent by or on behalf of the holder thereof shall be endorsed in the appropriate schedule and signed by the relevant number of authorised signatories of the Fiscal Agent, the Registrar or the relevant Paying Agent as specified by the Fiscal Agent, the Registrar or the relevant Paying Agent, as the case may be.

4.6.2

Upon receiving reasonable notification from the CMU Service and/or the Issuer and/or the CMU Lodging and Paying Agent in respect of a Global Security that such Global Security is to be withdrawn from the CMU Service, the CMU Lodging and Paying Agent shall use its best endeavours to ensure that such Global Security is endorsed in the relevant schedule in respect of all payments of interest and/or principal or distribution, as applicable, that have been made in respect of that Global Security during such period as it has been lodged with the CMU Service.

4.7

Notification of Non-payment: The Fiscal Agent shall forthwith notify by fax each of the other Agents and the Issuer if it has not received the amount referred to in Clause 4.1 by the time specified for its receipt, unless it is satisfied that it will receive such amount or it has already notified such persons pursuant to Clause 4.3.

4.8

Payment After Failure to Pre-advise or Late Payment: The Fiscal Agent shall forthwith notify by fax each of the other Agents and the Issuer if at any time following the giving of a notice by the Fiscal Agent under Clauses 4.3 or 4.7 either any payment provided for in Clause 4.1 is made on or after its due date but otherwise in accordance with this Agreement or the Fiscal Agent is satisfied that it will receive such payment.

4.9

Suspension of Payment by Agents: Upon receipt of a notice from the Fiscal Agent under Clause 4.3, no Agent shall make any payment in accordance with Clause 4.4. Upon receipt of a notice from the Fiscal Agent under Clause 4.7, each Agent shall cease making payments in accordance with Clause 4.4 as soon as is reasonably practicable. Upon receipt of a notice from the Fiscal Agent under Clause 4.8, each Agent shall make, or shall recommence making, payments in accordance with Clause 4.4.

4.10

Reimbursements of Agents: The Fiscal Agent shall on demand promptly reimburse each Agent for payments in respect of the Securities, Receipts and Coupons properly made by it in accordance with the Conditions and this Agreement.

4.11

Method of payment to Fiscal Agent: All sums payable to the Fiscal Agent hereunder shall be paid in the currency in which such sums are denominated and in immediately available or same day funds to such account with such bank as the Fiscal Agent may from time to time notify to the Issuer.

4.12

Moneys held by Fiscal Agent: The Fiscal Agent may deal with moneys paid to it under this Agreement in the same manner as other moneys paid to it as a banker by its customers except that (1) it may not exercise any lien, right of set-off or similar claim in respect of them and (2) it shall not be liable to anyone for interest or distribution, as applicable, on any sums held by it under this Agreement.

4.13

Partial Payments: If on presentation of a Security, Certificate, Receipt or Coupon only part of the amount payable in respect of it is paid (except as a result of a deduction of tax permitted by the Conditions), the Agent to whom it is presented shall procure that it is enfaced with a memorandum of the amount paid and the date of payment and shall return it to the person who presented it. Upon being informed of any partial payment being made in respect of any Registered Security, the Registrar shall make a note of the details of such payment in the Register.

4.14

Interest: If the Fiscal Agent pays out any amount due in respect of the Securities in accordance with the relevant Conditions or due in accordance with Clause 4.10 before receipt of the amount due under Clause 4.1, the Issuer shall on demand reimburse the Fiscal Agent for the relevant amount and pay interest, to the Fiscal Agent on such amount that is outstanding from the date on which it is paid out to the date of reimbursement, calculated on a 360 day year basis and the actual number of days elapsed and at the rate per annum which is the aggregate of one per cent. per annum and the rate per annum equal to the cost to the Fiscal Agent of funding the amount paid out, as certified by the Fiscal Agent. Such interest shall be compounded daily.

4.15

Void Global Security or Registered Security: If any Global Security becomes void (in whole or in part) or any Registered Security represented by a Global Certificate becomes void, in each case, in accordance with its terms after the occurrence of an Event of Default, the Fiscal Agent shall promptly notify the Agents and, after such notice has been given, no payment shall be made by them in respect of that Security to the extent that it has become void.

4.16

Non-US Beneficial Ownership Certification: The Fiscal Agent (or the Paying Agent, as the case may be), or in the case of Securities cleared through the CMU Service, the CMU Lodging Agent, shall ensure that payments of both principal and interest or distribution, as applicable, in respect of a temporary Global Security will only be made if certification of non-US beneficial ownership as required by US Treasury regulations has been received from the Fiscal Agent, or in the case of Securities cleared through the CMU Service, the CMU Lodging Agent, in accordance with the terms of such temporary Global Security.

4.17

Notice of Possible Withholding Under FATCA: The Issuer shall notify each Agent in the event that it determines that any payment to be made by an Agent under the Securities is a payment which could be subject to FATCA Withholding if such payment were made to a recipient that is generally unable to receive payments free from FATCA Withholding, and the extent to which the relevant payment is so treated, provided, however, that the Issuer’s obligation under this Clause 4.17 shall apply only to the extent that such payments are so treated by virtue of characteristics of the Issuer, the Securities, or both.

4.18

Agent Right to Withhold: Notwithstanding any other provision of this Agreement, each Agent shall be entitled to make a deduction or withholding from any payment which it makes under the Securities for or on account of any Tax, if and only to the extent so required by Applicable Law, in which event the Agent shall make such payment after such deduction or withholding has been made and shall account to the relevant Authority within the time allowed for the amount so deducted or withheld or, at its option, shall reasonably promptly after making such payment return to the Issuer the amount so deducted or withheld, in which case, the Issuer shall so account to the relevant Authority for such amount. For the avoidance of doubt, FATCA Withholding is a deduction or withholding which is deemed to be required by Applicable Law for the purposes of this Clause 4.18.

5	Repayment

If claims in respect of any Security, Receipt or Coupon become void or prescribed under the Conditions, the Fiscal Agent shall forthwith repay to the Issuer the amount that would have been due on such Security, Receipt or Coupon if it or the relative Certificate had been presented for payment before such claims became void or prescribed. Subject to Clause 18, the Fiscal Agent shall not however be otherwise required or entitled to repay any sums received by it under this Agreement.

6	Early Redemption and Exercise of Options

6.1

Notice to Fiscal Agent: If the Issuer intends (other than consequent upon an Event of Default (in the case of Notes only) or any right of the holder to require redemption) to redeem all or any of the Securities of any Series before their stated maturity date or to exercise any Issuer’s option in the Conditions it shall, at least 14 days before the latest date for the publication of the notice of redemption or of exercise of Issuer’s option required to be given to Securityholders, give notice of such intention to the Fiscal Agent stating the date on which such Securities are to be redeemed or such option is to be exercised and the nominal amount of Securities to be redeemed or subject to the option.

6.2

Drawing on Partial Redemption or Exercise of Option: If some only of the Securities of a Series are to be redeemed, or subject to the exercise of an Issuer’s option, on such date the Fiscal Agent shall make the drawing that is required in accordance with the Conditions and the relevant Pricing Supplement and the Issuer shall be entitled to send representatives to attend such drawing.

6.3

Notice to Securityholders: On the instructions of the Issuer, the Fiscal Agent or, in the case of Securities cleared through the CMU Service, the CMU Lodging and Paying Agent shall publish any notice to Securityholders required in connection with any such redemption or exercise of an Issuer’s option and shall at the same time also publish a separate list of the certificate numbers of any Bearer Securities previously drawn and not presented either for payment or as may otherwise be required pursuant to any Issuer’s option and of the nominal amount of Registered Securities drawn and in respect of which the related Certificates have not been so presented. Such notice shall specify the date fixed for redemption or exercise of any option, the redemption price and the manner in which redemption will be effected or the terms of the exercise of such option and, in the case of a partial redemption or exercise of any option, the certificate numbers of the Bearer Securities drawn and the nominal amount of Registered Securities drawn. In addition, the Fiscal Agent or, in the case of Securities cleared through the CMU Service, the CMU Lodging and Paying Agent shall send to each holder of Registered Securities that are called in whole or in part for redemption or exercise of any option, at its address shown in the Register, a copy of such notice together with details of such holder’s Registered Securities called for redemption or subject to any option and the extent of such redemption or the terms of the exercise of such option.

6.4

Option Exercise Notices: This Clause 6.4 applies to Notes only. The Paying Agent with which a Bearer Security or the Transfer Agent with which a Certificate is deposited in a valid exercise of any Securityholders’ option shall hold such Security (together with any Coupons, Receipts or Talon relating to it deposited with it) or Certificate on behalf of the depositing Securityholder (but shall not, save as provided below, release it) until the due date for redemption of, or exercise of the option relating to, the relevant Security(ies) consequent upon the exercise of such option, when, in the case of an option to redeem, and subject as provided below, it shall present any such Security, Certificate, Coupons, Receipts and Talon to itself for payment of the amount due in accordance with the Conditions and shall pay such moneys in accordance with the directions of the Securityholder contained in the Exercise Notice. In the event of the exercise of any other option, each Agent shall take the steps required of it in the Conditions and, in the case of Registered Securities, Clauses 10 and 11. If any such Security becomes immediately due and payable before the due date for its redemption or exercise of the option, or if upon due presentation payment of the amount due is improperly withheld or refused or exercise of the option is improperly denied, the Agent concerned shall mail such Security (and any related Coupons, Receipts or Talon) or its Certificate by uninsured post to, and at the risk of, the relevant Securityholder (unless the Securityholder otherwise requests and pays the costs of such insurance in advance to the relevant Agent) to such address as may have been given by the Securityholder in the Exercise Notice or, in the case of Registered Securities where no address has been given, to the address appearing in the Register. At the end of each period for the exercise of any such option, each Agent shall promptly notify the Fiscal Agent of the nominal amount of the Securities in respect of which such option has been exercised with it together with their certificate numbers (or those of the Certificates representing them) and the Fiscal Agent shall promptly notify such details to the Issuer.

7	Cancellation, Destruction and Records

7.1

Cancellation: All Bearer Securities that are redeemed (together with such unmatured Receipts or Coupons or unexchanged Talons as are attached to or are surrendered with them at the time of such redemption), all Certificates representing Registered Securities that are redeemed, all Receipts and Coupons that are paid in full and all Talons that have been exchanged for Coupon sheets shall be cancelled forthwith by the Paying Agent or Transfer Agent through which they are redeemed, paid or exchanged. Such Paying Agent or Transfer Agent shall send to the Fiscal Agent, in the case of Bearer Securities not cleared through the CMU Service, or the CMU Lodging and Paying Agent, in the case of Bearer Securities cleared through the CMU Service, or the Registrar, in the case of Registered Securities, the details required by such person for the purposes of this Clause and the cancelled Securities, Receipts, Coupons, Talons and/or Certificates.

7.2

Cancellation by Issuer: If the Issuer or any of its Subsidiaries purchase any Securities that are to be cancelled in accordance with the Conditions, the Issuer shall as soon as practicable cancel them or procure their cancellation, inform the Fiscal Agent, the CMU Lodging and Paying Agent or the Registrar, as the case may be, and send them (if in definitive bearer form) to the Fiscal Agent or the CMU Lodging and Paying Agent, as the case may be. In relation to the purchase of the Securities by the Issuer or its Subsidiaries, the Agents will not be responsible for the settlement of such transactions.

7.3

Certificate of Fiscal Agent or Registrar: The Fiscal Agent, in the case of Bearer Securities not cleared through the CMU Service, or the CMU Lodging and Paying Agent, in the case of Bearer Securities cleared through the CMU Service, or the Registrar, in the case of Registered Securities, shall, as soon as possible and in any event within 60 days after the date of any such redemption, payment, exchange or purchase, send the Issuer a certificate stating (1) the aggregate nominal amount of Securities that have been redeemed and cancelled and the aggregate amount paid in respect of any related Receipts and Coupons that have been paid and cancelled or in respect of interest or distribution, as applicable, paid on a Global Security, (2) the certificate numbers of such Securities (or of the Certificates representing them) and Receipts, (3) the total number by maturity dates of such Coupons, (4) the certificate numbers and maturity dates of such Talons and (5) the total number and maturity dates of unmatured Coupons, and the certificate numbers and maturity dates of unmatured Talons and Receipts, not surrendered with Bearer Securities redeemed, in each case distinguishing between Bearer Securities of each Series and denomination (and any Receipts, Coupons and Talons relating to them) and Registered Securities of each Series.

7.4

Destruction: Unless otherwise instructed by the Issuer or unless, in the case of the Global Security, it is to be returned to its holder in accordance with its terms, the Paying Agent, in the case of Bearer Securities not cleared through the CMU Service, and the CMU Lodging and Paying Agent, in the case of Bearer Securities cleared through the CMU Service, and the Registrar, in the case of Registered Securities, (or their respective designated agents) shall destroy the cancelled Bearer Securities, Receipts, Coupons, Talons and/or Certificates in its possession and shall send the Issuer a certificate giving the certificate numbers of such Securities (or of the Certificates representing them) in numerical sequence, the maturity dates and certificate numbers (in numerical sequence) of such Receipts and Talons and the total numbers by maturity date of such Coupons, in each case distinguishing between Bearer Securities of each Series and denomination (and any Receipts, Coupons and Talons relating to them) and Registered Securities of each Series and Receipts, Coupons and Talons that have been paid or exchanged and those that have been surrendered for cancellation before their due date.

7.5

Records: The Fiscal Agent or, in the case of Bearer Securities cleared through the CMU Service, the CMU Lodging and Paying Agent shall keep a full and complete record of all Bearer Securities, Receipts, Coupons and Talons (other than the certificate numbers of Coupons) and of their redemption, purchase, payment, exchange, cancellation, replacement and destruction and make such records available at all reasonable times to the Issuer.

7.6

Mutual Undertaking Regarding Information Reporting and Collection Obligations: Each party to this Agreement (each a “Party”) shall, within ten business days of a written request by another Party, supply to that other Party such forms, documentation and other information relating to it, its operations, or the Securities as that other Party reasonably requests for the purposes of that other Party’s compliance with Applicable Law and shall notify the relevant other Party reasonably promptly in the event that it becomes aware that any of the forms, documentation or other information provided by such Party is (or becomes) inaccurate in any material respect; provided, however, that no Party shall be required to provide any forms, documentation or other information pursuant to this Clause 7.6 to the extent that: (i) any such form, documentation or other information (or the information required to be provided on such form or documentation) is not reasonably available to such Party and cannot be obtained by such Party using reasonable efforts; or (ii) doing so would or might in the reasonable opinion of such Party constitute a breach of any: (a) Applicable Law; (b) fiduciary duty; or (c) duty of confidentiality. For purposes of this Clause 7.6, “Applicable Law” shall be deemed to include (i) any rule or practice of any Authority by which any Party is bound or with which it is accustomed to comply; (ii) any agreement between any Authorities; and (iii) any agreement between any Authority and any Party that is customarily entered into by institutions of a similar nature.

8	Coupon Sheets

As regards each Bearer Security issued with a Talon, the Fiscal Agent or, in the case of Bearer Securities cleared through the CMU Service, the CMU Lodging and Paying Agent shall, on or after the due date for exchange of such Talon, make available in exchange for such Talon at the specified office of the Fiscal Agent or the CMU Lodging and Paying Agent, as the case may be, a further coupon sheet and, if relevant, a further Talon appertaining to such Bearer Security, but subject always to the Issuer having procured the delivery of a supply of such coupon sheets to the Fiscal Agent or the CMU Lodging and Paying Agent, as the case may be. To the extent that any Coupon in any such coupon sheet shall have become void before issue, the Fiscal Agent or the CMU Lodging and Paying Agent, as the case may be, shall cancel such Coupon and destroy it in accordance with the provisions of Clause 7.4.

9	Replacement Securities, Certificates, Receipts, Coupons and Talons

9.1

Replacement: The Fiscal Agent, in the case of Bearer Securities, Receipts, Coupons or Talons, and the Registrar, in the case of Certificates, or such other Paying Agent or Transfer Agent, as the case may be, as may from time to time be designated by the Issuer for such purpose and notice of whose designation is given to Securityholders (in such capacity, the “Replacement Agent”), shall issue replacement Bearer Securities, Certificates, Receipts, Coupons and Talons in accordance with the Conditions.

9.2

Receipts, Coupons and Talons on Replacement Bearer Securities: In the case of mutilated or defaced Bearer Securities, the Replacement Agent shall ensure that (unless such indemnity as the Issuer may require is given) any replacement Security only has attached to it Receipts, Coupons and/or a Talon corresponding to those attached to the Security that it replaces.

9.3

Cancellation: The Replacement Agent shall cancel and, unless otherwise instructed by the Issuer, destroy any mutilated or defaced Bearer Securities, Certificates, Receipts, Coupons and Talons replaced by it and shall send the Issuer and the Fiscal Agent a certificate giving the information specified in Clause 7.4.

9.4

Notification: The Replacement Agent shall, on issuing a replacement Bearer Security, Certificate, Receipt, Coupon or Talon, forthwith inform the other Agents of its certificate number and of the one that it replaces.

9.5

Presentation after Replacement: If a Bearer Security, Certificate, Receipt, Coupon or Talon that has been replaced is presented to an Agent for payment or exchange, that Agent shall forthwith inform the Fiscal Agent, in the case of Bearer Securities, or the Registrar, in the case of Registered Securities, which shall so inform the Issuer.

10	Additional Duties of the Transfer Agents

The Transfer Agent with which a Certificate is presented for the transfer of, or exercise of any Securityholders’ option relating to, Registered Securities represented by it shall forthwith notify the Registrar of (1) the name and address of the holder of the Registered Security(ies) appearing on such Certificate, (2) the certificate number of such Certificate and nominal amount of the Registered Security(s) represented by it, (3) (in the case of an exercise of an option) the contents of the Exercise Notice, (4) (in the case of a transfer of, or exercise of an option relating to, part only) the nominal amount of the Registered Security(ies) to be transferred or in respect of which such option is exercised, and (5) (in the case of a transfer) the name and address of the transferee to be entered on the Register and, subject to Clause 6.4, shall cancel such Certificate and forward it to the Registrar.

11	Additional Duties of the Registrar

The Registrar shall maintain a Register for each Series of Registered Securities outside of Hong Kong (in respect of Registered Securities not cleared through the CMU Service) and the United Kingdom in accordance with the Conditions and the Regulations. The Register shall show the number of issued Certificates, their nominal amount, their date of issue and their certificate number (which shall be unique for each Certificate of a Series) and shall identify each Registered Security, record the name and address of its initial subscriber, all subsequent transfers, exercises of options and changes of ownership in respect of it, the names and addresses of its subsequent holders and the Certificate from time to time representing it, in each case distinguishing between Registered Securities of the same Series having different terms as a result of the partial exercise of any option. The Registrar shall upon prior written notification and at all reasonable times during office hours make the Register available to the Issuer, the Fiscal Agent and the Transfer Agent or any person authorised by any of them for inspection and the Registrar shall deliver to such persons all such lists of holders of Registered Securities, their addresses and holdings as they may request.

12	Regulations Concerning Registered Securities

The Issuer may, subject to the Conditions, from time to time with the approval of the Fiscal Agent, the Transfer Agent and the Registrar (such approval not to be unreasonably withheld or delayed) promulgate regulations concerning the carrying out of transactions relating to Registered Securities and the forms and evidence to be provided. All such transactions shall be made subject to the Regulations. The initial Regulations are set out in Schedule 5.

13	Documents, Forms and Financial Statements

13.1

Fiscal Agent: The Issuer shall provide to the Fiscal Agent in a sufficient quantity, in the case of Clauses 13.1.2(ii), 13.1.3 and 13.1.4, for distribution among the relevant Agents as required by this Agreement or the Conditions:

13.1.1	executed master Global Securities to be used from time to time for the purpose of issuing Securities in accordance with Clause 3;

13.1.2

if Definitive Securities in bearer form of any Series are to be issued, (i) such Definitive Securities and any related Receipts, Coupons and Talons, duly executed on behalf of the Issuer, (ii) specimens of such Securities, Receipts, Coupons and Talons and (iii) additional forms of such Securities, Receipts, Coupons and Talons for the purpose of issuing replacements, at least 14 days before the Exchange Date for the relative Global Security (and the Fiscal Agent (or its agent on its behalf) shall authenticate such Definitive Securities immediately before their issue);

13.1.3

all documents (including Exercise Notices) required under the Securities or by any stock exchange on which the Securities are listed to be available for issue or inspection during business hours (and the Paying Agents, in the case of Bearer Securities, and the Transfer Agent, in the case of Registered Securities, shall make such documents available for inspection to the Securityholders that are so entitled); and

13.1.4

forms of voting certificates and block voting instructions, together with instructions as to how to complete, deal with and record the issue of such forms (and the Paying Agents and the CMU Lodging and Paying Agent, in the case of Bearer Securities, and the Transfer Agent and the CMU Lodging and Paying Agent, in the case of Registered Securities, shall make such documents available to the relevant Securityholders and carry out the other functions set out in Schedule 3).

13.2

Registrar: The Issuer shall provide the Registrar with enough blank Certificates (including Global Certificates) to meet the Transfer Agent’s and the Registrar’s anticipated requirements for Certificates upon the issue and transfer of each Series of Registered Securities and for the purpose of issuing replacement Certificates.

13.3

Securities etc. held by Agents: Each Agent (1) acknowledges that all forms of Securities, Certificates, Receipts, Coupons and Talons delivered to and held by it pursuant to this Agreement shall be held by it as safe keeper only and it shall not be entitled to and shall not claim any lien or other security interest on such forms, (2) shall only use such forms in accordance with this Agreement, (3) shall maintain all such forms in safe keeping, (4) shall take such security measures as may reasonably be necessary to prevent their theft, loss or destruction and (5) shall keep an inventory of all such forms and make it available to the Issuer and the other Agents at all reasonable times and upon prior written notification.

13.4	Financial Statements and other documents:

13.4.1

The Issuer shall provide to the Fiscal Agent, in accordance with the Conditions, a copy of its Semi-Annual Unaudited Financial Statements and Annual Audited Financial Statements and any other documents (including, without limitation, any certificates and notices) that are required to be given by the Issuer to the Fiscal Agent pursuant to the Conditions.

13.4.2

The Fiscal Agent shall make available for inspection by Securityholders upon prior written notification and satisfactory proof of holding during business hours copies of any Semi-Annual Unaudited Financial Statements, Annual Audited Financial Statements and any other documents provided to it by the Issuer pursuant to Clause 13.4.1.

14	Duties of Calculation Agent

14.1

Duties of Calculation Agent: The Calculation Agent shall perform the duties expressed to be performed by it in the relevant Conditions in respect of each Series of Securities in respect of which it is appointed as Calculation Agent, and the provisions of this Fiscal Agency Agreement expressed to be applicable to it as Calculation Agent shall apply to it in such capacity.

14.2	Notes:

In the case of the Notes, as soon as practicable after the relevant time on each Interest Determination Date or such time on such date as the Conditions of the Notes may require to be calculated any rate or amount, any quotation to be obtained or any determination or calculation to be made by the Calculation Agent, the Calculation Agent shall determine such rate and calculate the Interest Amounts in respect of each denomination of the Securities for the relevant Interest Accrual Period, Interest Period or Interest Payment Date, calculate the relevant Securities Redemption Amount or Instalment Amount, obtain such quotation and/or make such determination or calculation, as the case may be, and cause the Rate of Interest and the Interest Amounts for each Interest Accrual Period, Interest Period or Interest Payment Date and, if required, the relevant Interest Payment Date and, if required to be calculated, any Securities Redemption Amount or Instalment Amount to be notified to any other Calculation Agent appointed in respect of the Securities that is to make a further calculation upon receipt of such information, the Fiscal Agent, the Issuer, each of the Paying Agents, the relevant Securityholders and, if the relevant Securities are to be listed on a stock exchange and the rules of such exchange so require, subsequently notified by the Issuer to such exchange as soon as possible after their determination but in no event later than (i) the commencement of the relevant Interest Period, if determined prior to such time, in the case of notification to such exchange of a Rate of Interest and Interest Amount, or (ii) in all other cases, the fourth Business Day after such determination. If the Calculation Agent at any material time does not make any determination or calculation or take any action that it is required to do pursuant to the Conditions, it shall forthwith notify the Issuer and the Fiscal Agent.

14.3	Perpetual Securities:

14.3.1

In the case of Perpetual Securities, as soon as practicable after the relevant time on each Distribution Determination Date or such time on such date as the Conditions of the Perpetual Securities may require to be calculated any rate or amount, any quotation to be obtained or any determination or calculation to be made by the Calculation Agent, the Calculation Agent shall determine such rate and calculate the Distribution Amounts in respect of each denomination of the Securities for the relevant Distribution Period or Distribution Payment Date, calculate the relevant Securities Redemption Amount, obtain such quotation and/or make such determination or calculation, as the case may be, and cause the Distribution Rate and the Distribution Amounts for each Distribution Period or Distribution Payment Date and, if required to be calculated, any Securities Redemption Amount to be notified to any other Calculation Agent appointed in respect of the Securities that is to make a further calculation upon receipt of such information, the Fiscal Agent, the Issuer, each of the Paying Agents, the relevant Securityholders and, if the relevant Securities are to be listed on a stock exchange and the rules of such exchange so require, subsequently notified by the Issuer to such exchange as soon as reasonably practicable after their determination but in no event later than (i) the commencement of the relevant Distribution Period, if determined prior to such time, in the case of notification to such exchange of a Distribution Rate and Distribution Amount, or (ii) in all other cases, the fourth Business Day after such determination.

14.3.2

The Calculation Agent shall, in accordance with this Agreement and the Conditions of the Perpetual Securities, determine the applicable Reset Distribution Rate payable in respect of each Fixed Rate Perpetual Security, and cause written notice thereof to be given to the Fiscal Agent, the Issuer, each of the Paying Agents and the Registrar as soon as reasonably practicable after its determination but in no event later than the fourth Business Day thereafter (and of any adjustment thereto in accordance with the Conditions of the Perpetual Securities forthwith upon its being made).

14.3.3	The Calculation Agent shall promptly notify the Fiscal Agent, the Issuer and each of the Paying Agents if it does not for any reason at the material time determine the Reset Distribution Rate.

14.3.4

If the Calculation Agent does not at any material time determine or calculate the applicable Reset Distribution Rate, the Fiscal Agent may, but shall not be obliged to, do so or may appoint an agent to do so. If the Fiscal Agent or any such agent is to determine the applicable Reset Distribution Rate, the Fiscal Agent or such agent shall apply the provisions of Condition 4(I) of the Perpetual Securities, with any necessary consequential amendments, to the extent that, in its opinion, it can do so and in all other respects, it shall do so in such manner as it shall deem fair and reasonable in all the circumstances.

14.4

Maintenance of Records: For the purposes of Clauses 14.2 and 14.3, the Calculation Agent shall maintain a record of the quotations obtained by it and all rates determined and all other action taken by it for the purposes of Clauses 14.2 and 14.3 and shall from time to time on written request deliver to the Issuer a certified copy of such record.

14.5

Continuing Obligations: If any Floating Rate Note becomes due and payable under Condition 11 of the Notes or if any Enforcement Event occurs in respect of any Floating Rate Perpetual Security, the Rate of Interest or, as the case may be, Distribution Rate and Interest Amounts or, as the case may be, Distribution Amounts payable in respect of such Security shall nevertheless continue to be calculated as previously by the Calculation Agent in accordance with the provisions (amended as necessary) of the Conditions but no publication of such Rate of Interest or, as the case may be, Distribution Rate and Interest Amounts or, as the case may be, Distribution Amounts need be made unless the Issuer otherwise requires. The first period in respect of which interest or distribution shall be so calculated shall commence on the expiry of the Interest Period or, as the case may be, the Distribution Period during which the Floating Rate Security become so payable.

14.6

Notification: If the Calculation Agent, when required to make a determination or calculation or take any action that is required of it pursuant to the relevant Conditions, does not make any determination or calculation or take any action that it is required to do pursuant to the relevant Conditions, it shall forthwith notify the Issuer, the Fiscal Agent and each of the Paying Agents.

15	Fees and Expenses

15.1

Fees: The Issuer shall pay to the Fiscal Agent the fees and expenses in respect of the Agents’ services as is separately agreed with the Fiscal Agent and the Issuer need not concern itself with their apportionment between the Agents.

15.2

Costs: The Issuer shall also pay on demand all properly incurred out-of-pocket expenses (including legal, telex and postage expenses) by the Agents in connection with their services together with any applicable value added tax, sales, stamp, issue, registration, documentary or other taxes or duties.

16	Indemnity

16.1

By Issuer: The Issuer shall indemnify each Agent, its directors, officers, employees and agents (each an “indemnified party”) in full at all times, on an after tax basis, against any loss, liability, cost, claim, action, demand or expense (including, but not limited to, all costs, charges and expenses properly paid or properly incurred in disputing or defending any of the foregoing) and other liabilities whatsoever (the “Losses”), including without limitation, the costs and expenses of professional advisors that it may incur or that may be made against it arising out of or in relation to or in connection with (a) its appointment or involvement hereunder or the exercise or non-exercise of its powers, discretions, duties or functions under this Agreement or the taking of any acts in accordance with the terms of this Agreement, the Conditions or (b) any instruction or other direction upon which the Agent may rely under this Agreement, as well as the costs and expenses properly incurred by an indemnified party of defending itself against or investigating any claim or liability with respect to the foregoing, except that this indemnity shall not apply in respect of an indemnified party to the extent that a court of competent jurisdiction determines that any such Losses incurred or suffered by or brought against such indemnified party arises directly as a result of its own gross negligence, wilful default or fraud.

16.2

Survival of Indemnity: This indemnity shall survive the resignation or removal of an Agent or the termination and expiry of this Agreement, and shall continue to apply with respect to any liability which arose prior to such resignation or removal (including where such liability may not have been known at the time of such resignation or termination).

16.3

Consequential loss: Notwithstanding the foregoing, under no circumstances will the Agents or the Issuer be liable to any party to this Agreement for any consequential loss (being loss of business, goodwill, opportunity or profit) or any special, indirect or punitive damages of any kind whatsoever; in each case howsoever caused or arising and whether or not foreseeable even if previously having been advised by the other party of the possibility of suffering such loss or damage and regardless of whether the claim for loss or damage is made in negligence, breach of contract or duty, fraud or otherwise. The provisions of this Clause 16.3 shall survive the termination or expiry of this Agreement.

17	General

17.1

No Agency or Trust: In acting under this Agreement the Agents shall act solely as agent of the Issuer have no obligation towards or relationship of agency or trust with the holder of any Security, Receipt, Coupon or Talon.

17.2

Holder to be treated as Owner: Except as otherwise required by law, each Agent shall treat the holder of a Security, Receipt, Coupon or Talon as its absolute owner as provided in the Conditions and shall not be liable for doing so provided that so long as any Securities are held in the CMU Service, it shall be entitled to treat a payment made or notice given to a person credited by the CMU Service as holding an interest in that Security as complete discharge of its and the Issuer’s obligations to make such payment or give such notice.

17.3	No Lien: No Agent shall exercise any lien, right of set-off or similar claim against any holder of a Security, Receipt or Coupon in respect of moneys payable by it under this Agreement.

17.4

Taking of Advice: Each Agent may consult any legal adviser selected by it or any professional advisor selected by it, who may be an employee of or adviser to the Issuer, and it shall not be liable in respect of anything done, or omitted to be done, relating to that matter in accordance with that adviser’s opinion, and the Agent shall not be responsible to any person for any loss occasioned by so acting.

17.5

Delegates: The Agents are entitled to delegate instead of acting personally, to appoint any person as attorney, contractor, professional advisor, officer, agent, delegate or otherwise (if any), and delegate to any such person its powers, duties and obligations, as may be necessary for it to carry out any of its obligations under this document. Subject to the Agent having acted with all due care in selecting such person (each person appointed under this paragraph being an “Appointee”), the Agent will not be liable for any acts or omissions of any Appointee and the Agent will not have any obligation to supervise such Appointee or be responsible for any loss, liability, cost, claim, action, demand or expense whatsoever incurred by reason of the Appointee’s acts, omissions, misconduct, negligence, fraud, default or otherwise. For the avoidance of doubt, the responsibility of the Agent for losses or costs of any kind whatsoever incurred by the Issuer is limited to the failure on the part of such Agent to exercise due care in selecting and retaining such Appointee.

17.6

Reliance on Documents etc.: No Agent shall be liable in respect of anything done or suffered by it in reliance on a Security, Certificate, Receipt, Coupon, Talon or other document or information from any electronic or other source believed by it to be genuine and to have been signed or otherwise given or disseminated by the proper parties. The Agents shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document or information.

17.7

Illegality: In the event that the Agents shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from the Issuer which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action until it is directed in writing by a final order or judgment of a court of competent jurisdiction.

17.8

Instruction in Writing: Notwithstanding anything to the contrary contained in this Agreement, none of the Agents shall be obliged to act or omit to act in accordance with any instruction, direction or request delivered to them by the Issuer unless such instruction, direction or request is delivered to such Agents in writing. Each of the Agents may, in connection with its services hereunder rely upon the terms of any notice, communication or other document believed by it to be genuine.

17.9

No Liability for Interest: No Agent shall be under any liability for interest on any moneys at any time received by it pursuant to any of the provisions of this Agreement or of the Securities and applied by it in accordance with the provisions hereof, except as otherwise provided hereunder or agreed in writing. No money held by any Agent needs be segregated except as required by law. Any money held by the Agents are not subject to the UK Financial Services Client Money Rules.

17.10

Not Liable for Actions: No Agent shall be liable for any action taken or omitted by it except to the extent that a court of competent jurisdiction determines that the Agent’s gross negligence or wilful default was the primary cause of any loss to the Issuer.

17.11

Force Majeure: Notwithstanding anything to the contrary in this Agreement, no Agent shall in any event be liable for any failure or delay in the performance of its obligations hereunder if it is prevented from so performing its obligations by any circumstances beyond the control of such Agent, including without limitation, existing or future law or regulation, any existing or future act of governmental authority, Act of God, flood, epidemics, earthquakes, typhoons, war whether declared or undeclared, terrorism, riot, rebellion, civil commotion, strike, lockout, other industrial action, general failure of electricity or other supply, aircraft collision, technical failure, accidental or mechanical or electrical breakdown, computer failure changes in market rules, currency restrictions, availability, liquidity, transferability, devaluations or fluctuations, credit risks of clearing bank, agent or systems or failure of any money transmission system, breakdown, failure or malfunction of any telecommunications, computer services or systems affecting the execution or settlement or transactions.

17.12

Other Relationships: Any Agent and any other person, whether or not acting for itself, may acquire, hold or dispose of any Security, Receipt, Coupon, Talon or other security (or any interest therein) of the Issuer or any other person, may enter into or be interested in any contract or transaction with any such person, and may act on, or as depositary, trustee or agent for, any committee or body of holders of securities of any such person, in each case with the same rights as it would have had if that Agent were not an Agent and need not account for any profit.

17.13

Wavier of Conflict: The Issuer hereby irrevocably waives, in favour of each Agent, any conflict of interest which may arise by virtue of any Agent and its affiliates (together, the “Agent Parties”) acting in other capacities under this Agreement or for other customers of such Agent. The Issuer acknowledges that the Agent Parties may have interests in, or may be providing or may in the future provide financial or other services to other parties with interests which the Issuer may regard as conflicting with its interests and may possess information (whether or not material to the Issuer), that the Agent Parties may not be entitled to share with the Issuer. Consistent with its long-standing policy to hold in confidence the affairs of its customers, no Agent will disclose confidential information obtained from the Issuer (without consent) to any of the Agent Parties’ other customers nor will it use on the Issuer’s behalf any confidential information obtained from any other customer. Without prejudice to the foregoing, the Issuer agrees that the Agent Parties may deal (whether for their own or their customers’ account) in, or advise on, securities of any party and that such dealing or giving of advice, will not constitute a conflict of interest for the purposes of this Agreement.

17.14

List of Authorised Persons: The Issuer shall provide the Fiscal Agent for itself and for delivery to each other Agent with a copy of the certified list of persons authorised to take action on behalf of the Issuer in connection with this Agreement (as referred to in Clause 9.1.4 of the Dealer Agreement) and shall notify the Fiscal Agent and each other Agent as soon as practicable in writing if any of such persons ceases to be so authorised or if any additional person becomes so authorised. Unless and until notified of any such change, each Agent may rely on the certificate(s) most recently delivered to it and all instructions given in accordance with such certificate(s) shall be binding on the Issuer.

17.15	Information: The Issuer shall provide the Agents with any information they may reasonably require at any time in accordance with the provisions of this Agreement and the performance of their duties.

17.16

Monitoring: The Agents are not obliged to (i) monitor whether the Issuer, the Dealers or any other party to the Programme are complying with their obligations or (ii) determine whether any Event of Default or Enforcement Event has occurred at any time.

17.17

Illegality and Own Funds: No Agent is required to undertake any act which may be illegal or contrary to any law or regulation to which such Agent is subject. No Agent is obliged to expend its own funds in the discharge of its obligations under this Agreement.

17.18	Compliance by the Issuer: Each of the Agents may assume (unless the Fiscal Agent has received written notice to the contrary in its capacity as Fiscal Agent for the Issuer) the:

(iii)	legality, validity, effectiveness, adequacy or enforceability of the Securities; and

(iv)	performance and compliance by the Issuer with the provisions of this Agreement and the Conditions.

17.19

Liability: None of the Agents or their respective directors, officers, employees, agents and related bodies corporate are responsible to the Issuer for, or will be liable in respect of any of the following whether before or after the date of this Agreement:

(v)	the value, validity, effectiveness, genuineness, enforceability or sufficiency of any document or agreement or any transaction;

(vi)	any failure by any party to this document or the Conditions other than the Agent to perform its obligations; or

(vii)	any action taken or omitted to be taken by it or them under this document or the Conditions,

except in the case of and only to the extent of its or their own gross negligence, fraud or wilful default.

17.19.1

The Agents will not be liable in respect of any conduct, delay or breach of any obligation under this Agreement arising from an error of judgment, notwithstanding any other provision of this Agreement.

17.19.2

Notwithstanding any term of this Agreement, in any instance where the Issuer has suffered loss as a result of an Agent’s own fraud, gross negligence or wilful default in the performance if its duties under this Agreement, such Agent shall only be liable to the Issuer for its direct damages.

17.20

Confidentiality: The Agents will treat information relating to the Issuer as confidential, but (unless consent is prohibited by law) the Issuer consents to the transfer and disclosure by the Agents of any information relating to the Issuer to and between branches, subsidiaries, representative offices, affiliates and agents of the Fiscal Agent and third parties selected by any of them, wherever situated, for confidential use (including in connection with the provision of any service and for data processing, statistical and risk analysis purposes). The Agents and any branch, subsidiary, representative office, affiliate, agent or third party may transfer and disclose any such information as required by any law, court regular or legal process.

17.21	871(m): The Issuer shall notify the Agents:

17.21.1	On or prior to the issue date of any Security whether such Security is or will upon issuance constitute a 871(m) Security; and

17.21.2

Where the Issuer has determined in accordance with (a) above such Security is an 871(m) Security, on or prior to the record date of any U.S. source dividend payable on the Underlying Security, the amount of the Dividend Equivalent on a per unit basis with respect to the 871(m) Security.

In the event the Issuer fails to provide to an Agent the information set out in Clause 17.21.1 and/or 17.21.2 above in accordance with the terms of this Clause, such Agent shall be entitled to:

(i)

treat any Security that the Agent reasonably believes to be an 871(m) Security as an 871(m) Security for the purpose of any withholding of amounts in respect of such Security by the Agent or otherwise; and

(ii)

treat the entire U.S. source dividend payable on the Underlying Security the Agent (in its absolute discretion) has determined is linked to such 871(m) Security (determined in accordance with (i) above) as a Dividend Equivalent, without any further requirement to investigate or make any further enquiries or calculations regarding such Security.

The Agent shall incur no liability to any person for: (a) placing reliance on (without further investigation or enquiry) any documentation, notification or information received in accordance with this Clause from the Issuer or otherwise and/or (b) any determinations (including but not limited to, the calculation of the Dividend Equivalent on a per unit basis with respect to the 871(m) Security, the designation of a Security as a 871(m) Security or the allocation of an 871(m) Security as linked to a particular Underlying Security) made pursuant to this Clause and shall have no obligation to gross up any amounts deducted or losses incurred by any person (including but not limited to the Issuer and the Securityholders), as a consequence of such determinations or reliance.

“871(m) Security” means any Security which is treated as a “Specified Equity Linked Instrument“ or a “Specified Notional Principal Contract” under Section 871(m) of the Code.

“Dividend Equivalent” shall have the meaning ascribed to the term dividend equivalent under Section 871(m) of the Code and associated regulations.

“per unit basis” shall have the meaning ascribed to the term per unit basis under Section 871(m) of the Code and associated regulations.

“Section 871(m)” means (i) Section 871(m) of the Code and (ii) any successor Code provision.

“Underlying Security” shall have the meaning ascribed to the term underlying security under Section 871(m) of the Code and associated regulations.

“U.S. source dividend” shall have the meaning ascribed such term as used in Section 871(m) of the Code.

17.22

Anti-Money Laundering and Terrorism: The Agents, at the expense of the Issuer, may take and instruct any agent or delegate to take any action which it in its sole discretion considers appropriate so as to comply with any applicable law, regulation, request of a public or regulatory authority or any policy of The Bank of New York Mellon (including without limitation any Know Your Client and other compliance policies and procedures) which relates to the prevention of fraud, money laundering, terrorism or other criminal activities or the provision of financial and other services to sanctioned persons or entities. Such action may include but is not limited to the interception and investigation of transactions on the Issuer’s accounts (particularly those involving the international transfer of funds) including the source of the intended recipient of fund paid into or out of the Issuer’s accounts. In certain circumstances, such action may delay or prevent the processing of the Issuer’s instructions, the settlement of transactions over the Issuer’s accounts or the Fiscal Agent’s performance of its obligations under this Agency Agreement. Neither the Agents or delegate will be liable for any loss (whether direct or consequential and including, without limitation, loss of profit or interest) caused in whole or in part by any actions which are taken by any of the Agents or delegate pursuant to this Clause 17.22.

18	Changes in Agents

18.1

Appointment and Termination: In relation to any Series of Securities, the Issuer may at any time appoint additional Paying Agents or Transfer Agents and/or terminate the appointment of any Agent by giving to the Fiscal Agent and that Agent at least 60 days’ notice to that effect, which notice shall expire at least 30 days before or after any due date for payment in respect of the Securities of that Series. Upon any letter of appointment being executed by or on behalf of the Issuer and any person appointed as an Agent, such person shall become a party to this Agreement as if originally named in it and shall act as such Agent in respect of that or those Series of Securities in respect of which it is appointed.

18.2

Resignation: Any Agent may resign its appointment at any time by giving the Issuer and the Fiscal Agent at least 60 days’ notice to that effect, provided that such notice shall expire at least 30 days before or after any due date for payment in respect of any Series of Securities.

18.3

Condition to Resignation and Termination: No such resignation or (subject to Clause 18.5) termination of the appointment of the Fiscal Agent, CMU Lodging and Paying Agent, Registrar or Calculation Agent shall, however, take effect until a new Fiscal Agent (which shall be a bank or trust company) or, as the case may be, CMU Lodging and Paying Agent, Registrar or Calculation Agent has been appointed and no resignation or termination of the appointment of the Paying Agent or the Transfer Agent shall take effect if there would not then be a Paying Agent or Transfer Agent as required by the Conditions. The Issuer agrees with each Agent that if, by the expiry of any notice under Clause 18.1 or Clause 18.2, the Issuer has not appointed a successor Agent, then such Agent shall be entitled, on behalf of the Issuer, to appoint as a successor Agent in its place a reputable financial institution of good standing.

18.4

Change of Office: If an Agent changes the address of its specified office in a city it shall give the Issuer and the Fiscal Agent at least 30 days’ notice of the change, giving the new address and the date on which the change is to take effect.

18.5

Automatic Termination: The appointment of the Fiscal Agent shall forthwith terminate if the Fiscal Agent becomes incapable of acting, is adjudged bankrupt or insolvent, files a voluntary petition in bankruptcy, makes an assignment for the benefit of its creditors, consents to the appointment of a receiver, administrator or other similar official of all or a substantial part of its property or admits in writing its inability to pay or meet its debts as they mature or suspends payment thereof, or if a resolution is passed or an order made for the insolvency, winding-up or dissolution of the Fiscal Agent, a receiver, administrator or other similar official of the Fiscal Agent or all or a substantial part of its property is appointed, a court order is entered approving a petition filed by or against it under applicable bankruptcy or insolvency law, or a public officer takes charge or control of the Fiscal Agent or its property or affairs for the purpose of rehabilitation, conservation or liquidation or, in the case of the CMU Lodging and Paying Agent, it ceases to be a member of CMU.

18.6

Delivery of Records: If the Fiscal Agent or CMU Lodging and Paying Agent or Registrar resigns or its appointment is terminated, the Fiscal Agent shall on the date on which the resignation or termination takes effect pay to the new Fiscal Agent any amount held by it for payment in respect of the Securities, Receipts or Coupons and the Fiscal Agent or CMU Lodging and Paying Agent or Registrar, as the case may be, shall deliver to the new Fiscal Agent or CMU Lodging and Paying Agent or Registrar the records kept by it and all documents and forms held by it pursuant to this Agreement.

18.7

Successor Corporations: A corporation into which an Agent is merged or converted or with which it is consolidated or that results from a merger, conversion or consolidation to which it is a party shall, to the extent permitted by applicable law, be the successor Agent under this Agreement without further formality. The Agent concerned shall as soon as practicable notify such an event to the other parties to this Agreement.

18.8

Notices: The Issuer shall give Securityholders at least 30 days’ notice of any proposed appointment, termination, resignation or change under Clauses 18.1 to 18.4 of which it is aware and, as soon as practicable, notice of any succession under Clause 18.7 of which it is aware. The Issuer shall give Securityholders, as soon as practicable, notice of any termination under Clause 18.5 of which it is aware.

18.9

Issuer Right to Redirect: In the event that the Issuer determines in its sole discretion that any deduction or withholding for or on account of any Tax will be required by Applicable Law in connection with any payment due to any of the Agents on any Securities, then the Issuer will be entitled to redirect or reorganise any such payment in any way that it sees fit in order that the payment may be made without such deduction or withholding provided that, any such redirected or reorganised payment is made through a recognised institution of international standing and otherwise made in accordance with this Agreement. The Issuer will promptly notify the Agents of any such redirection or reorganisation. For the avoidance of doubt, FATCA Withholding is a deduction or withholding which is deemed to be required by Applicable Law for the purposes of this Clause 18.9.

19	Determination of End of Distribution Compliance Period

19.1

In the case of a Tranche in respect of which there is only one Dealer, the Issuing and Paying Agent will determine the end of the Distribution Compliance Period (if relevant) in respect of the Tranche which shall be the 40th day following the date determined and certified by the relevant Dealer to the Issuing and Paying Agent as being the date on which distribution of the Securities of that Tranche was completed.

19.2

In the case of a Tranche in respect of which there is more than one Dealer but which is not issued on a syndicated basis, the Issuing and Paying Agent will determine the end of the Distribution Compliance Period (if relevant) in respect of the Tranche which shall be the 40th day following the last of the dates determined and certified by all the relevant Dealers to the Issuing and Paying Agent as being the respective dates on which distribution of the Securities of that Tranche purchased by each Dealer was completed.

19.3

In the case of a Tranche issued on a syndicated basis, the Issuing and Paying Agent will determine the end of the Distribution Compliance Period (if relevant) in respect of the Tranche which shall be the 40th day following the date determined and certified by the Lead Manager to the Principal Paying Agent as being the date on which distribution of the Securities of that Tranche was completed.

19.4

As soon as reasonably practicable after it determines the end of the Distribution Compliance Period (if relevant) in respect of any Tranche, the Issuing and Paying Agent shall notify the determination to the Issuer, the Registrar, the relevant Dealer or Lead Manager and Euroclear and/or Clearstream, Luxembourg, as the case may be.

20	Communications

20.1

Method: Each communication under this Agreement shall be made by telex (or where specifically required tested telex), fax, electronic communication or otherwise in writing. Each communication or document to be delivered to any party under this Agreement shall be sent to that party at the telex, fax number, postal address or electronic address, and marked for the attention of the person (if any), from time to time designated by that party to the Fiscal Agent (or, in the case of the Fiscal Agent, by it to each other party) for the purpose of this Agreement. The initial telephone number, telex number, fax number, postal address, electronic address and person so designated are set out in the Procedures Memorandum.

20.2

Deemed Receipt: Any communication from any party to any other under this Agreement shall be effective, (if by telex) when a confirmed answerback is received at the end of the transmission, (if by fax) when the relevant delivery receipt is received by the sender, (if in writing) when delivered and (if by electronic communication) when the relevant receipt of such communication being read is given, or where no read receipt is requested by the sender, at the time of sending, provided that no delivery failure notification is received by the sender within 24 hours of sending such communication; provided that any communication which is received (or deemed to take effect in accordance with the foregoing) outside business hours or on a non-business day in the place of receipt shall be deemed to take effect at the opening of business on the next following business day in such place. Any communication delivered to any party under this Agreement which is to be sent by telex, fax or electronic communication will be written legal evidence.

20.3

Indemnity: The Issuer hereby acknowledges that it is fully aware of the risk associated with transmitting instructions via fax, and being aware of these risks authorises any Agent to accept and act upon any instruction sent to the Agent in the name of the Issuer or in the name of one or more appropriate authorised signers of the Issuer via fax. Any Agent shall be entitled to the benefit of the provisions of Clause 16.1 (Indemnity) when accepting or acting upon any instructions, communications or documents transmitted by fax, and shall not be liable in the event any fax transmission is not received, or is mutilated, illegible, interrupted, duplicated, incomplete, unauthorised or delayed for any reason, including (but not limited to) electronic or telecommunications failure.

20.4

Reliance on communications: Each Agent may conclusively rely on and shall be fully authorised and protected in acting or omitting to act upon or in reliance on the written and facsimile instructions of and communications from the Issuer or any other person with respect to any matter covered in this Agreement and/or the Securities or on any certificate, instrument, opinion, notice, letter, telegram, facsimile, e-mail, telex, or other document or instrument (including, without limitation, a message received from or through a Clearing System), original or copy, delivered or faxed or sent electronically to it and believed by it to be genuine and to have been sent by the proper person or persons.

Each Agent shall have no duty or obligation to verify or confirm that the person who sent such instructions or directions is, in fact, a person authorised to give instructions or directions on behalf of the Issuer (other than to verify that the signature on a fax is the signature of a person authorised to give instructions and directions on behalf of the Issuer) and shall have no liability for any losses, liabilities, costs or expenses properly incurred or sustained by Issuer as a result of such reliance upon or compliance with such instructions or directions. The Issuer agrees to assume all risks arising out of the use of any electronic communications to submit instructions and directions to the Agent, including without limitation the risk of the Agent acting on unauthorised instructions, and the risk of interception and misuse by third parties. The Issuer agrees that the indemnity set out in Clause 16.1 (Indemnity) shall apply in respect of any loss or liability suffered by any Agent as a result of acting upon instructions and directions sent by electronic communications.

21	Notices

21.1

Publication: At the request and expense of the Issuer, the Fiscal Agent shall arrange for the publication of all notices to Securityholders (other than those to be published by the Calculation Agent). Notices to Securityholders shall be published in accordance with the Conditions.

21.2

Notices from Securityholders: Each of the Fiscal Agent, the CMU Lodging and Paying Agent and the Registrar shall promptly forward to the Issuer any notice received by it from a Securityholder whether pursuant to the Conditions or otherwise.

22	Amendments

The parties to this Agreement may modify, waive or authorise any breach or proposed breach of or any failure to comply with, this Agreement, if to do so could not reasonably be expected to be prejudicial to the interests of the Securityholders. For the avoidance of doubt, none of the Agents shall have any responsibility or liability whatsoever with respect to any determination as to prejudice applying to the interests of the Securityholders pursuant to this Clause 22.

23	Governing Law and Jurisdiction

23.1	Governing Law: This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

23.2

Submission to Jurisdiction: In relation to any legal action or proceedings arising out of or in connection with this Agreement (“Proceedings”), each of the Issuer and the Agents irrevocably submits to the exclusive jurisdiction of the English courts and waives any objection to Proceedings in such courts whether on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum.

23.3

Process Agent: The Issuer hereby irrevocably appoints Law Debenture Corporate Services Limited of Fifth Floor, Wood Street, London EC2V 7EX, United Kingdom as its agent to accept service of process in any Proceedings in England in connection herewith. Such service shall be deemed completed on delivery to such process agent (whether or not it is forwarded to and received by the Issuer). If for any reason such process agent ceases to be able to act as such or no longer has an address in London, the Issuer irrevocably agrees to appoint a substitute process agent acceptable to the Agents, and to deliver to the Agents a copy of the new agent’s acceptance of that appointment, within 30 days. Nothing shall affect the right to serve process in any other manner permitted by law.

This Agreement has been entered into on the date stated at the beginning.

AMTD INTERNATIONAL INC.

By: /s/ Authorized Signatory

SIGNATURE PAGE – FISCAL AGENCY AGREEMENT

THE BANK OF NEW YORK MELLON, LONDON BRANCH

as Fiscal Agent, Issuing and Paying Agent and Calculation Agent

By: /s/ Authorized Signatory

SIGNATURE PAGE – FISCAL AGENCY AGREEMENT

THE BANK OF NEW YORK MELLON SA/NV, LUXEMBOURG BRANCH

as Registrar and Transfer Agent

By: /s/ Authorized Signatory

SIGNATURE PAGE – FISCAL AGENCY AGREEMENT

THE BANK OF NEW YORK MELLON, HONG KONG BRANCH

as CMU Lodging and Paying Agent, Registrar and Transfer Agent

By: /s/ Authorized Signatory

SIGNATURE PAGE – FISCAL AGENCY AGREEMENT

Schedule 1

Part A

Form of Temporary Global Security in relation to Notes

Schedule 1

Part B

Form of Permanent Global Security in relation to Notes

Schedule 1

Part C

Form of Global Certificate in relation to Notes

Schedule 2

Part A

Form of Bearer Security in relation to Notes

Schedule 2

Part B

Form of Certificate in relation to Notes

Schedule 2

Part C

Terms and Conditions of the Notes

Schedule 2

Part D

Form of Coupon in relation to Notes

Schedule 2

Part E

Form of Talon in relation to Notes

Schedule 2

Part F

Form of Receipt in relation to Notes

Schedule 3

Part A

Form of Temporary Global Security in relation to Perpetual Securities

Schedule 3

Part B

Form of Permanent Global Security in relation to Perpetual Securities

Schedule 3

Part C

Form of Global Certificate in relation to Perpetual Securities

Schedule 4

Part A

Form of Bearer Security in relation to Perpetual Securities

Schedule 4

Part B

Form of Certificate in relation to Perpetual Securities

Schedule 4

Part C

Terms and Conditions of the Perpetual Securities

Schedule 4

Part D

Form of Coupon in relation to Perpetual Securities

Schedule 4

Part E

Form of Talon in relation to Perpetual Securities

Schedule 5

Provisions for Meetings of Securityholders

Schedule 6

Form of Exercise Notice for Redemption Option

Schedule 7

Regulations Concerning the Transfer and Registration of Securities

Schedule 8

Accountholder Certificate of Non-U.S. Citizenship and Residency

Schedule 9

Clearing System Certificate of Non-U.S. Citizenship and Residency

Schedule 10

Form of Deed Poll for Substituted Issuer